CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Virtus Insight Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Holdings Information”, “Independent Registered Public Accounting Firm” and “Reports to Shareholders” in such Registration Statement.

PricewaterhouseCoopers

Boston, Massachusetts

April 28, 2009